EXHIBIT 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Barry A. Rothman
Visual Data Corporation
954-917-6655
brothman@vdat.com

Visual Data Corporation Announces Conditional Continued
Listing of its Common Stock On The Nasdaq SmallCap Market
Visual Data’s Common Shares To Trade Under
The Symbol VDATC As Of May 22, 2003

Pompano Beach, FL – May 20, 2003 – Visual Data Corporation (Nasdaq: VDAT), today reported it has received a letter from The Nasdaq Stock Market informing the Company that a Nasdaq Listing Qualifications Panel, after reviewing the definitive plan presented by the Company, has determined to continue the listing of the Company’s common stock on The Nasdaq SmallCap Market, pursuant to the following exception.

1.     On or before June 25, 2003, the Company must demonstrate a closing bidprice of at least $1.00 per share; immediately thereafter, the Company must evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days.

2.     On or before August 14, 2003, the Company must file the Form 10-QSB for the quarter ending June 30, 2003 with the SEC and Nasdaq evidencing shareholder’s equity of at least $2,500,000. The Nasdaq Listing Qualifications Panel also reserves the right to modify or terminate this exception upon review of the Company’s reported financial results.

In order to fully comply with the terms of this exception, the Company must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq SmallCap Market. In the event the Company fails to comply with any terms of this exception, its securities will be delisted from The Nasdaq SmallCap Market. There can be no assurances that the Company will be able to meet the requirements of the Nasdaq exception.

As the Company will be operating under an exception to the Nasdaq MarketPlace Rules, effective with the open of business on May 22, 2003, the trading symbol of the Company’s common stock will be changed from VDAT to VDATC. The additional fifth character “C” will be removed from the trading symbol once the Nasdaq Listing Qualifications Panel has confirmed the Company’s compliance with the terms of the exception and all other criteria necessary for continued listing.

About Visual Data Corporation

Visual Data Corporation (http://www.vdat.com) is a business services provider, specializing in meeting the webcasting needs of corporations, government agencies and a wide range of organizations, as well as providing audio and video transport and collaboration services for the entertainment, advertising and public relations industries.

This press release contains forward-looking statements, some of which may relate to Visual Data Corporation, and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Visual Data Corporation’s filings with the Securities and Exchange Commission.

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